NEWS RELEASE

For Release:	Immediate

Contact	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS SECOND QUARTER 2006 RESULTS

Earnings Reflect Solid Results in Each of the Health and Related Benefits Businesses

PHILADELPHIA, August 2, 2006 -- CIGNA Corporation (NYSE: CI) today reported net income of $273 million, or $2.33 per share1, for the second quarter of 2006 compared with $720 million, or $5.48 per share1, for the same period last year. Net income for the second quarter of 2005 included income from discontinued operations of $349 million, related to the disposition of certain businesses in 1999.

CIGNA's adjusted income from operations2 was $270 million, or $2.31 per share1, for the second quarter of 2006 versus $260 million, or $1.98 per share1, for the same period last year. The increase reflects solid earnings in CIGNA's health care business and strong results in the disability and life and international businesses.

“Our overall results during the second quarter of 2006 were strong and reflected continued execution of our strategic priorities,” said CIGNA Chairman and CEO H. Edward Hanway. “Adjusted income from operations was ahead of our expectations, and our health care membership remains on track to grow organically this year.

“We also took a significant step to broaden and extend our portfolio of products and services by acquiring Star HRG, a leading provider of low-cost health plans for hourly and part-time workers. As a result of actions we have taken to strengthen our capabilities in consumerism, health advocacy and information transparency - including this acquisition - we are well positioned in the marketplace to provide a comprehensive, integrated portfolio of cost-effective benefit plans that meet the needs of employers while giving our members the means to improve their health and well-being.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	June 30, 2006	June 30, 2005	Mar. 31, 2006
Adjusted income from operations	$270	$260	$258
Realized investment gains, net	3	1	94
Special items,[3] net	-	110	-
Income from continuing operations	273	371	352
Income from discontinued operations	-	349	-
Net income	$273	$720	$352
Adjusted income from operations, per share[1]	$2.31	$1.98	$2.11
Income from continuing operations, per share[1]	$2.33	$2.82	$2.87
Net income per share[1]	$2.33	$5.48	$2.87

•	Consolidated revenues were $4.1 billion for both the second quarter of 2006 and the second quarter of 2005.

•
Health care medical claims payable[4] were approximately $740 million at June 30, 2006 and $800 million at December 31, 2005. The decline primarily reflects the impact of favorable prior year claim development.

•
The company repurchased on the open market approximately 9.0 million shares of its stock for $876 million during the second quarter of 2006 and approximately 1.8 million shares for $178 million in July 2006. On July 26, 2006, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. As of August 2, 2006, the company has approximately $790 million of stock repurchase authority available.

•
Cash and investments at the parent company were approximately $550 million at June 30, 2006 and $1.0 billion at December 31, 2005, reflecting increased dividends from subsidiaries and the impact of continued stock repurchase activity.

HIGHLIGHTS OF SEGMENT RESULTS

•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[2], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Second Qtr.	Second Qtr.		First Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$159	$173	(8)%	$156	2%
Premiums and Fees	$2,423	$2,544	(5)%	$2,356	3%
Segment Margin, After-Tax[5]	5.6%	6.0%	(40) bps	5.6%	--

Total Medical Membership	9,019	9,014	--	9,018	--

•
Adjusted segment earnings include favorable after-tax prior year claim development of $16 million for the second quarter 2006, $16 million for the first quarter 2006 and $34 million for the second quarter 2005. Excluding prior year claim development, after-tax segment margins have increased relative to second quarter 2005 and the second quarter 2006 adjusted segment earnings were within our expected range. The second quarter’s results reflect stable membership and effective operating expense management.

•
Health Care segment premiums and fees reflect the loss of a large prescription drug contract in 2006, with minimal earnings impact. Excluding the impact of this account, premiums and fees increased by approximately 7% year-over-year, primarily due to increased guaranteed cost medical membership and rate increases.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.		First Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$64	$59	8%	$58	10%
Premiums and Fees	$526	$501	5%	$508	4%
Segment Margin, After-Tax[5]	10.1%	9.5%	60 bps	9.4%	70 bps

•
Adjusted segment earnings in the quarter benefited from continued strong disability management results and favorable mortality in the group life and accident businesses. The second quarter results include a net favorable impact of $6 million after-tax related to the effect of a reserve study on a run-off life insurance product partially offset by severance charges.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Second Qtr.	Second Qtr.		First Qtr.
	2006	2005	Change	2006	Change

Adjusted Segment Earnings, After-Tax	$36	$25	44%	$37	(3)%
Premiums and Fees	$372	$305	22%	$357	4%
Segment Margin, After-Tax[5]	9.1%	7.8%	130 bps	9.9%	(80) bps

•
Adjusted segment earnings, as well as premiums and fees, were strong in the quarter due to substantial growth in the U.S. expatriate benefits business and the life, accident and health insurance business, particularly in South Korea.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Second Qtr.	Second Qtr.		First Qtr.
	2006	2005	Change	2006	Change
Run-off Retirement	$5	$3	67%	$-	--
Run-off Reinsurance	$(16)	$(10)	(60)%	$-	--
Other Operations	$21	$29	(28)%	$25	(16)%
Corporate	$1	$(19)	--	$(18)	--

•
Quarter results for Run-off Reinsurance include the unfavorable impact of an increase in the allowance for uncollectible reinsurance. Quarter results also include the unfavorable impact of second quarter stock market depreciation on guaranteed minimum income benefit contracts, which offset the favorable impact of first quarter stock market appreciation.

•	The second quarter Corporate results reflect the impact of non-recurring favorable expense items.

OUTLOOK

•
CIGNA currently estimates full year 2006 consolidated adjusted income from operations[2,3,6] to be in the range of $960 million to $1.02 billion, or $8.30 to $8.80 per share[1], including $615 million to $665 million for the Health Care segment.

•
CIGNA currently estimates third quarter 2006 consolidated adjusted income from operations[2,3,6] to be in the range of $225 million to $245 million, or $2.00 to $2.20 per share[1], including $155 million to $165 million for the Health Care segment.

•	CIGNA’s earnings per share outlook excludes the impact of any future share repurchase.

•	Management will provide additional information about the earnings outlook on CIGNA's second quarter 2006 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review second quarter 2006 results and discuss the full year and third quarter 2006 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations excluding realized investment results. Adjusted income (loss) from operations is segment earnings (loss) excluding special items (which are identified and quantified in Note 3). Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are income from continuing operations and net income. See Exhibit 2 for a reconciliation, by segment, of second quarter 2006 and 2005 GAAP segment earnings (loss), income from continuing operations, and consolidated net income to adjusted income (loss) from operations.

3.	The special items included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings and the calculation of segment margins are:

Second Quarter 2005

o	After-tax net benefit of $81 million primarily related to the completion of a federal tax audit.
o	After-tax gain of $29 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.

4.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.0 billion as of June 30, 2006 and $1.2 billion as of December 31, 2005.

5.	Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues excluding realized investment results.

6.
Information is not available for management to reasonably estimate future net income at this time. Full year 2006 net income will include realized investment results, which are not predictable, and may include special items. Special items for full year 2006 could include potential charges associated with matters in litigation and potential charges associated with cost reduction initiatives. Information is not available for management to identify, other than these items, or reasonably estimate 2006 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made. Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, CIGNA's cost reduction programs and activities, litigation and other legal matters, operational improvement in the health care operations, and CIGNA's outlook for the full year and third quarter 2006. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” or similar expressions.

You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that medical membership does not grow as expected;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA's retirement benefits business;
5.
risks associated with pending and potential state and federal class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings and federal tax audits;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
7.	significant changes in interest rates;
8.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates and reinsurance recoverables) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
16.	changes in federal laws, such as amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

17.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause our covered medical and disability expenses, pharmacy costs, and mortality experience to rise significantly and cause operational disruption, depending on the severity of the event and number of individuals affected;

18.	risks associated with security or interruption of information systems, which could among other things, cause operational disruption; and
19.
risk factors detailed in CIGNA's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the fiscal quarter ended March 31, 2006, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. Other sections of the Annual Report on Form 10-K, including the “Risk Factors” section and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude CIGNA from realizing the forward-looking statements. CIGNA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

				Exhibit 1
CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

REVENUES

Premiums and fees	$3,369	$3,408	$6,637	$6,770
Net investment income	299	331	628	661
Other revenues *	424	366	790	1,002
Realized investment gains	6	2	150	19

Total	$4,098	$4,107	$8,205	$8,452

ADJUSTED INCOME (LOSS) FROM OPERATIONS **

Health Care	$159	$173	$315	$378
Disability and Life	64	59	122	118
International	36	25	73	55
Run-off Retirement	5	3	5	8
Run-off Reinsurance	(16)	(10)	(16)	(26)
Other Operations	21	29	46	59
Corporate	1	(19)	(17)	(35)

Total	$270	$260	$528	$557

NET INCOME

Segment Earnings (Loss)
Health Care	$159	$173	$315	$364
Disability and Life	64	59	122	118
International	36	32	73	62
Run-off Retirement	5	32	5	198
Run-off Reinsurance	(16)	(10)	(16)	(26)
Other Operations	21	40	46	70
Corporate	1	44	(17)	9

Total	270	370	528	795
Realized investment gains, net of taxes	3	1	97	12

Income from continuing operations	273	371	625	807
Income from discontinued operations	-	349	-	349

Net income	$273	$720	$625	$1,156

DILUTED EARNINGS PER SHARE:

Adjusted income from operations	$2.31	$1.98	$4.41	$4.22
Realized investment gains, net of taxes	0.02	0.01	0.81	0.09
Special items, after-tax	-	0.83	-	1.80
Income from continuing operations	2.33	2.82	5.22	6.11
Income from discontinued operations	-	2.66	-	2.65

Net income	$2.33	$5.48	$5.22	$8.76
Weighted average shares (in thousands)	116,978	131,346	119,733	132,032

SHAREHOLDERS' EQUITY at June 30:			$4,694	$5,879

SHAREHOLDERS' EQUITY PER SHARE at June 30:			$42.33	$45.73

*	Includes the following items:
(1)
Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($16 million gain for the second quarter of 2006, $24 million loss for the six months of 2006, $21 million loss for the second quarter of 2005, $17 million gain for the six months of 2005). CIGNA recorded corresponding offsets in other benefit expenses to adjust liabilities for certain specialty life reinsurance contracts.

(2)
Pre-tax accelerated amortization ($2 million for the second quarter of 2006, $6 million for the six months of 2006, $45 million for the second quarter of 2005 and $305 million for the six months of 2005) of deferred gain on sale of retirement benefits business.

(3)	Pre-tax benefit of $6 million ($4 million after-tax) for the second quarter and six months of 2005 related to an IRS tax settlement.

**
See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles (GAAP).

Exhibit 2

CIGNA Corporation
Supplemental Financial Information
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted
	Earnings						Disability
	Per Share		Consolidated		Health Care		& Life		International
Three Months Ended June 30,	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$2.31	$1.98	$270	$260	$159	$173	$64	$59	$36	$25

Special items, after-tax:
IRS tax settlement	-	0.61	-	81	-	-	-	-	-	7
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	0.22	-	29	-	-	-	-	-	-

Segment earnings (loss) *	2.31	2.81	270	370	$159	$173	$64	$59	$36	$32
Realized investment gains, net of taxes	0.02	0.01	3	1
Income from continuing operations **	2.33	2.82	273	371
Income from discontinued operations	-	2.66	-	349
Net income **	$2.33	$5.48	$273	$720

	Run-off		Run-off		Other
	Retirement		Reinsurance		Operations		Corporate
Three Months Ended June 30,	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$5	$3	$(16)	$(10)	$21	$29	$1	$(19)

Special items, after-tax:
IRS tax settlement	-	-	-	-	-	11	-	63
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	29	-	-	-	-	-	-

Segment earnings (loss) *	$5	$32	$(16)	$(10)	$21	$40	$1	$44
Realized investment gains, net of taxes
Income from continuing operations **
Income from discontinued operations
Net income **

	Diluted
	Earnings						Disability
Six Months Ended June 30,	Per Share		Consolidated		Health Care		& Life		International
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$4.41	$4.22	$528	$557	$315	$378	$122	$118	$73	$55

Special items, after-tax:
IRS tax settlement	-	0.61	-	81	-	-	-	-	-	7
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	1.50	-	198	-	-	-	-	-	-
Charge for cost reduction programs	-	(0.25)	-	(33)	-	(14)	-	-	-	-
Charge associated with modified coinsurance arrangement	-	(0.06)	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	4.41	6.02	528	795	$315	$364	$122	$118	$73	$62
Realized investment gains, net of taxes	0.81	0.09	97	12
Income from continuing operations **	5.22	6.11	625	807
Income from discontinued operations	-	2.65	-	349
Net income **	$5.22	$8.76	$625	$1,156

	Run-off		Run-off		Other
Six Months Ended June 30,	Retirement		Reinsurance		Operations		Corporate
	2006	2005	2006	2005	2006	2005	2006	2005

Adjusted income (loss) from operations	$5	$8	$(16)	$(26)	$46	$59	$(17)	$(35)

Special items, after-tax:
IRS tax settlement	-	-	-	-	-	11	-	63
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	198	-	-	-	-	-	-
Charge for cost reduction programs	-	-	-	-	-	-	-	(19)
Charge associated with modified coinsurance arrangement	-	(8)	-	-	-	-	-	-

Segment earnings (loss) *	$5	$198	$(16)	$(26)	$46	$70	$(17)	$9
Realized investment gains, net of taxes
Income from continuing operations **
Income from discontinued operations
Net income **

*	CIGNA measures the financial results of its segments using "segment earnings (loss)," which is defined as income (loss) from continuing operations before realized investment gains (losses).

**	Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).